Exhibit 99.1

NeuroMetrix Reports Q2 2010 Financial Results

Product Distribution and Development Strategy Revised

WALTHAM, Mass.—(BUSINESS WIRE)—August 10, 2010—NeuroMetrix, Inc. (Nasdaq: NURO), a health care company transforming patient care through neurotechnology, today announced its financial results for the quarter ended June 30, 2010.

Total revenues for the second quarter of 2010 were $3.9 million, compared with $6.8 million for the second quarter of 2009. Revenues in the quarter were comprised of 13% medical equipment sales and 87% consumables sales in comparison with 10% and 90%, respectively, for the second quarter of 2009. Medical equipment sales consist of nerve testing devices (NC-stat® and ADVANCE™) and related modules, and service agreement revenues. Consumables sales include single use nerve-specific electrodes, EMG needles, and other accessories. The January 1, 2010 change in Medicare reimbursement for nerve conduction studies using pre-configured electrodes such as those used with NC-stat contributed to the decline in revenue between the two quarterly periods. This decline primarily reflected a 22% reduction in electrode average selling price and a 25% decrease in electrodes sold. Gross margin in the second quarter of 2010 was 63.5% of total revenues compared with 71.4% for the second quarter of 2009. Net loss for the second quarter of 2010 was $4.5 million, or $(0.20) per share. In comparison, net loss for the second quarter of 2009 was $1.8 million, or $(0.13) per share.

For the six months ended June 30, 2010 total revenues were $7.4 million compared with $13.6 million for the comparable period in 2009. Gross margin for the six months was 63.6% of total revenues compared with 71.5% for the six month period in 2009. Net loss for the six month period ended June 30, 2010 was $9.3 million or ($0.40) per share. In comparison, net loss for the comparable period in 2009 was $3.0 million or ($0.22) per share.

The Company believes that physicians are generally receiving reimbursement under the new Category 1 CPT code (95905) from Medicare for medically necessary nerve conduction studies performed using pre-configured electrode arrays.   The Company also believes that physicians are receiving reimbursement for CPT 95905 from a small number of commercial insurers. It is working with reimbursement experts to expand coverage for CPT 95905.

Second quarter highlights included:

•                  Revenue in the second quarter grew 8% on a sequential quarter basis. This was primarily attributable to higher electrode revenue. Electrode selling prices were stable and the number of electrodes shipped increased by 8%.

•                  The installed base of active accounts was 4,167 at the end of the quarter. This was a contraction of 3.3% from 4,309 accounts at the beginning of the quarter and represents a slight reduction in the rate of account erosion as compared to the preceding quarter. The Company placed 77 new systems in the quarter, net of returns, slightly up from 75, net of returns, in the first quarter of 2010.

•                  Patient studies performed using NC-stat and ADVANCE devices were 34,638 in the second quarter. This represented a decrease of 5.2% from 36,529 studies in the preceding quarter.

“While we made some progress in the second quarter, the pace was not satisfactory,” stated Shai N. Gozani, MD, PhD, President and Chief Executive Officer.  “Consequently, we have refined our strategy in several key areas. In our nerve testing business, we recognize that our products need broader market exposure for growth. Today we sell to new customers in the U.S. physician office market through a direct sales force. We plan to supplement that direct sales force with about twenty five independent sales representatives. Our direct sales force will be a smaller, core team assigned to key market areas with the independent representatives covering the remaining geography. In total, we expect to have about 40 sales territories.  For the orthopedic and specialty markets, today also covered by our sales force, we intend to use regional distributors to expand coverage. The transition to a hybrid direct/distribution model is underway and will continue in the third and fourth quarters.  After sale support for all new and existing customers will be provided by our team of field-based clinical educators. We believe that this team is positively impacting customer testing by providing high quality technical and clinical support, and therefore we plan to slightly increase its size.”

“We recently narrowed the focus of our product development efforts. We are implementing several modifications to ADVANCE which are designed to enhance the ability of physicians to customize reporting of test results which we believe will make the device attractive for use in the physician office market. Once the modifications are complete, it is our intention to introduce ADVANCE into that market.  ASCEND, our development stage product for therapeutic nerve injections and regional anesthesia, will be de-emphasized in the near term which will postpone completion of its development and the regulatory process leading to product launch.”

“We see a significant opportunity to expand utilization of our nerve testing technology in individuals with diabetes. Currently about twenty five percent of the tests performed with our NC-stat and ADVANCE devices are targeted at diagnosis of large fiber diabetic peripheral neuropathy, or DPN, in patients exhibiting clinical symptoms of that condition. Nerve conduction studies, or NCS, are the gold standard for diagnosis of DPN; however, cost and limited access have prevented utilization of NCS for wide spread screening which is essential for early detection of DPN and prevention of its complications, such as foot ulcers. We believe that a rapid, low cost, point-of-care test for DPN represents an attractive U.S. and international market opportunity. We have made development of a low cost version of NC-stat and a low cost disposable electrode for this application, an R&D priority. Assuming that we reach our project milestones, we believe we have the capability to launch this product in the U.S. and several international markets in the second half of 2011.”

In order to resource these product and sales initiatives, and to conserve operating funds, NeuroMetrix  recently implemented a reduction in force that resulted in the elimination of approximately twenty five positions representing twenty five percent of its workforce, as well as other cost savings initiatives. It is estimated that this should reduce annual spending by $2.5 million. During the third quarter of 2010 the Company expects to record a charge of $0.3 million, primarily related to severance expenses.

Company to Host Live Conference Call and Webcast

NeuroMetrix management will host a conference call today, August 10, 2010 at 8:00 a.m., Eastern time, to discuss the Company’s financial results, business and financial developments, as well as other forward-looking information about the Company’s business. To access the call, dial 866-314-5232 (domestic), or 617-213-8052 (international). The confirmation code is 96808464. The call will also be webcast and will be accessible from the Company’s website at http://www.neurometrix.com under the “Investor Relations” tab. A replay of the conference call will be available for three months starting two hours after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international), and the confirmation code is 47777177.

About NeuroMetrix

NeuroMetrix is a science-based health care company transforming patient care through neurotechnology. To date our focus has been primarily on the assessment of neuropathies. Neuropathies affect the peripheral nerves and parts of the spine and are frequently caused by or associated with carpal tunnel syndrome, diabetes, sciatica, and other clinical disorders. We market systems for the performance of nerve conduction studies and needle electromyography procedures. Our product pipeline includes a rapid, low cost, point-of-care test for diabetic peripheral neuropathy, a nerve localization system designed to deliver pharmacologic agents such as anesthetics and corticosteroids in close proximity to nerves for regional anesthesia, pain control, and the treatment of focal neuropathies, and devices and pharmaceutical agents to treat peripheral nerve and spinal cord injuries. For more information, visit http://www.neurometrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding NeuroMetrix’s or its management’s expectations, hopes, beliefs, intentions, or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” “hope” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on NeuroMetrix’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting NeuroMetrix will be those that NeuroMetrix has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond NeuroMetrix’s control) or other assumptions, including those relating to the timing for development and launch of new products and the effect of the transition to a hybrid direct/distribution sales model, that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include the factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any updates contained in subsequent Quarterly Reports on Form 10-Q, including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, as well as other documents that may be filed by NeuroMetrix from time to time with the Securities and Exchange Commission. NeuroMetrix is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: NeuroMetrix, Inc.

Thomas T. Higgins

Chief Financial Officer

781-314-2761

neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Medical equipment	$512,108	$704,803	$1,053,034	$1,403,772
Consumables	3,340,368	6,055,616	6,365,835	12,182,225
Total revenues	3,852,476	6,760,419	7,418,869	13,585,997
Cost of revenues	1,405,348	1,934,920	2,701,362	3,875,308
Gross margin	2,447,128	4,825,499	4,717,507	9,710,689
Operating expenses:
Research and development	1,658,050	1,408,674	3,332,531	2,730,436
Sales and marketing	3,143,484	2,921,094	6,383,821	5,441,608
General and administrative	2,176,074	2,360,143	4,315,653	4,692,233
Total operating expenses	6,977,608	6,689,911	14,032,005	12,864,277

Loss from operations	(4,530,480)	(1,864,412)	(9,314,498)	(3,153,588)
Interest income	11,409	63,646	31,398	136,317
Net loss	$(4,519,071)	$(1,800,766)	$(9,283,100)	$(3,017,271)

Per common share data, basic and diluted:
Net loss	$(0.20)	$(0.13)	$(0.40)	$(0.22)

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30, 2010	December 31, 2009

Cash and investments	$21,580,117	$30,432,410
Accounts receivable, net	2,758,344	3,326,331
Inventories	4,891,262	4,559,607
Other current assets	537,980	537,490
Fixed assets, net	778,657	906,625
Intangibles and other assets	724,144	804,057
Total assets	$31,270,504	$40,566,520

Current liabilities	$3,813,822	$4,481,912
Noncurrent liabilities	267,412	374,737
Stockholders’ equity	27,189,270	35,709,871
Total liabilities and stockholders’ equity	$31,270,504	$40,566,520